THIS OPTION AGREEMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE.

                                OPTION AGREEMENT


          This OPTION AGREEMENT ("Agreement") is made as of the 27th day of December, 1996 by and between Shared Technologies Fairchild Inc., a Delaware corporation with a principal place of business at 100 Great Meadow Road, Wethersfield, Connecticut 06109 (the "Company") and RHI Holdings, Inc., a Delaware corporation with a principal place of business at 110 East 59th Street, 31st Floor, New York, New York 10022 ("Optionee"). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Purchase Agreement by and between Optionee and the Issuer of even date herewith (the "Purchase Agreement").

          WHEREAS, the Company is the owner of Two Hundred Fifty Thousand (250,000) shares of Series B Convertible Preferred Stock (the "Series B Preferred"), $.01 par value per share of Shared Technologies Cellular, Inc., a Delaware corporation (the "Issuer"), and a certain warrant (the "Warrant") registered in the name of the Company representing the right to purchase shares of common stock ("Common Stock"), $.01 par value per share of the Issuer, and all capital stock, rights and privileges appurtenant thereto and associated therewith, (such shares of Series B Preferred, such Warrant and such capital stock, rights and privileges, collectively, the "Securities"), including, without limitation, the rights set forth in a certain Stock Purchase Agreement dated as of August 19, 1996 between the Issuer and the Company (the "Stock Purchase Agreement") and a certain Equity Holders Agreement dated as of August 19, 1996 among International Capital Partners, Inc. and its affiliates, Zesiger Capital Group LLC and the Company (the "Equity Holders Agreement"); and

          WHEREAS, the Company desires to grant Optionee an option to purchase the Securities and Optionee desires an option to purchase the Securities, upon the terms and conditions herein stated.

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Grant of Option. The Company hereby grants to Optionee an option (the "Option") to purchase all, but not less than all, of the Securities upon the terms and conditions hereinafter set forth.

          2. Payment for the Option. Simultaneously with the execution hereof, Optionee shall pay to the Company Five Thousand Dollars ($5,000.00) (the "Option Price") by certified or bank cashier's check or other immediately available funds for the purchase of the Option.

          3. Effective Date. This Option shall become effective upon the Initial Closing.

          4. Termination Date. This Option shall terminate and be of no further force or effect 156 days after the date of the Initial Closing if Optionee has failed to purchase 666,667 or more Units pursuant to the Purchase Agreement on or prior to such date (the "Termination Date").

          5. Repurchase of Option. If the Issuer exercises its Repurchase Option pursuant to Section 2 of the Purchase Agreement, the Company shall repurchase the Option from Optionee by paying to Optionee the Option Price by certified or bank cashier's check or other immediately available funds.

          6. Purchase Price. The purchase price of the Securities shall be Two Million Four Hundred Ninety-Five Thousand Dollars ($2,495,000.00) (the "Purchase Price") and shall be payable in the form of a Promissory Note substantially in the form of Exhibit A attached hereto and made a part hereof (the "Note"). The Note shall be secured by a Pledge Agreement substantially in the form of Exhibit B attached hereto and made a part hereof (the "Pledge Agreement").

          7. Exercise Procedure. Subject to the conditions set forth in this Option Agreement, this Option shall be exercised by Optionee's delivery of written notice of exercise to the Company at its address set forth above. Such exercise shall be effective upon receipt by the Company of an executed original copy of the Note and the Pledge Agreement. (The effective date of exercise, if at all, is referred to herein as the "Exercise Date"). The Optionee may not purchase less than all of the Securities.

          8. Delivery of Shares. (a) Upon payment of the Purchase Price, the Company shall deliver to Optionee :

               (i) the shares of Series B Preferred, duly endorsed in blank or accompanied by duly executed stock transfer powers with all requisite stock transfer stamps attached; and

               (ii) the Warrant, accompanied by a duly executed Warrant assignment.

          (b) Effective upon payment of the Purchase Price, the Company hereby sells, assigns and transfers unto Optionee, and Optionee hereby purchases, acquires and accepts all right, title, and interest of the Company in, to and under the Stock Purchase Agreement and the Equity Holders Agreement.

          (c) The Company and Optionee shall execute such other instruments and take such other action as are reasonably requested by the other or the Issuer to effect the transfers of the Securities.

          9. Representations and Warranties of the Company. The Company hereby represents and warrants to Optionee as of the date hereof and as of the Exercise Date, that:

          (a) The Company is the sole, legal and beneficial owner and holder of the Securities, and all such shares of Securities are owned free and clear of all liens, encumbrances, charges, restrictions and assessments of every nature. The Company has full power and authority to sell, assign and transfer the Securities in accordance with the terms hereof.

          (b) The Company has full right, power, authority and capacity to sell, assign, transfer and deliver the Securities pursuant to this Assignment. Upon payment of the Purchase Price and delivery of the Securities to Optionee, Optionee will have good, valid and marketable title to the Securities, free and clear of all liens, encumbrances, charges, restrictions and assessments of every nature, except as provided in the Pledge Agreement.

          (c) The execution, delivery and performance by the Company of this Agreement has been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered on behalf of the Company and constitutes the valid and binding obligations of the Company, enforceable in accordance with its terms, except that enforceability hereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies.

          10. Representations and Warranties of Optionee. Optionee represents and warrants on the date hereof and at the Exercise Date that:

          (a) The execution, delivery and performance by Optionee of this Agreement has been, and the Note and the Pledge Agreement will be, duly authorized by all requisite corporate action. This Agreement has been, and the Note and the Pledge Agreement will be, duly executed and delivered on behalf of Optionee and constitute the valid and binding obligations of Optionee, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity.

          (b) Optionee acknowledges that all documents, records and books pertaining to this investment have been made available for inspection by it, its attorney and/or its accountant and the books and records of the Company will be available upon reasonable notice, for inspection by Optionee during reasonable business hours at the Company's principal place of business. Optionee and/or its advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Company or a person or persons acting on its behalf, concerning the terms and conditions of the offering of the Option and the Securities. All such questions have been answered to the full satisfaction of Optionee. No representations (whether written or oral) have been furnished to Optionee or its advisor(s) in connection with the offering of the Option or the Securities which were in any way inconsistent with the information referenced above. Optionee is acquiring the Option and the Securities without being furnished any offering literature or prospectus other than the documents referred to herein.

          (c) Optionee (i) has adequate means of providing for its current needs and possible personal contingencies, (ii) has no need for liquidity in this investment, (iii) is able to bear the substantial economic risks of an investment in the Option and the Securities for an indefinite period, (iv) can afford a complete loss of such investment, and (v) does not have an overall commitment to investments which are not readily marketable, that are disproportionate to Optionee's net worth, and Optionee's investment in the Option and the Securities will not cause such overall commitment to become excessive.

          (d) Optionee recognizes that the purchase of the Option and the Securities involves significant risks and is not recommended for investors who have any need for a current return on their investment or who cannot bear the risk of losing their entire investment.

          (e) Optionee understands that the sale of the Option or the Securities have not been registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon an exemption therefrom. Optionee understands that the Option and the Securities must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Act or an exemption from such registration is available.

          (f) The Option and the Securities are being purchased solely for Optionee's own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others, and no other person has a direct or indirect beneficial interest in the Option or the Securities.

          (g) Optionee will not transfer the Option or the Securities without registering them under applicable federal or state securities laws unless the transfer is exempt from registration under such laws. Optionee realizes that the Company may not allow a transfer of the Option or the Securities unless the transferee meets the suitability standards as an initial purchaser of the Option or the Securities. Optionee understands that legends will be placed on certificates representing the Securities, with respect to the above restrictions on resale or other disposition of the Securities and that stop transfer instructions have or will be placed with respect to the Option and the Securities so as to restrict the assignment, resale or other disposition thereof.

          11. Non Transferability of Option. The Option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process; provided, however, that the Option may be transferred to The Fairchild Corporation, a New York corporation ("TFC"), or any of its affiliates (as such term is defined in the Act). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option or such rights, the Option and such rights shall, at the election of the Company, shall terminate and be of no further force or effect.

          12. Miscellaneous.

          (a) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however that the Option may be sold or otherwise transferred only to TFC or its affiliates without any restriction whatsoever (other than applicable Federal and state securities laws). Upon any such transfer, the transferee of the Option shall have the benefits of this Agreement.

          (b) Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Optionee.

          (c) Any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below, (b) in the case of mailed notice, three (3) days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, postage prepaid, (c) in the case of telex, facsimile or other telecommunications transmission, upon receipt, or (d) in the case of notice by Federal Express or other reputable overnight courier service, one (1) business day after delivery to such courier service, addressed to the party to be notified as follows: (i) if to Optionee, at the address set forth above,
Attention: Jeffrey J. Steiner (Telecopy: (212) 888-5674), with a copy to Donald
E. Miller, Esq., The Fairchild Corporation, 300 West Service Road, Chantilly, Virginia 22021 (Telecopy: (703) 478-5775) and (ii) if to the Company, at the address set forth above, Attention: Legal Department (Telecopy: (860) 258-2455), or at such other address as the party to whom such notice is directed may have designated by notice to the other party hereto.

          (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to its principles of conflicts of laws.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under their respective corporate seals as of the day and year first above written.

                                  SHARED TECHNOLOGIES FAIRCHILD INC.


                                  By:  /s/ Vincent DiVincenzo
                                       -------------------------------
                                       Vincent DiVincenzo
                                       Chief Financial Officer

                                  RHI HOLDINGS, INC.


                                  By:  /s/ Colin M. Cohen
                                       -------------------------------
                                      Name:  Colin M. Cohen
                                     Title:  Vice President and
                                             Chief Financial Officer
ACKNOWLEDGED AND AGREED TO:

SHARED TECHNOLOGIES CELLULAR, INC.


By:  /s/ Vincent DiVincenzo
     -----------------------------
     Vincent DiVincenzo
     Chief Financial Officer

Date:    December 27, 1996